Exhibit 99.2

Xencor, Inc. Prices Public Offering of Common Stock

MONROVIA, Calif., February 25, 2015 /PRNewswire/ — Xencor, Inc. (NASDAQ: XNCR) today announced the pricing of an underwritten public offering of 7,500,000 shares of its common stock, offered at a price to the public of $14.25 per share. The gross proceeds from this offering to Xencor are expected to be $106.9 million, before deducting underwriting discounts and commissions and offering expenses payable by Xencor. The offering is expected to close on or about March 2, 2015, subject to customary closing conditions. In addition, Xencor has granted the underwriters a 30-day option to purchase up to an aggregate of 1,125,000 additional shares of common stock. All of the shares are being offered by Xencor. Xencor expects to use net proceeds of this offering for general corporate purposes, which may include clinical development of its lead drug candidates, product candidate discovery, technology development, patent prosecution activities, working capital and other general corporate purposes.

Leerink Partners is acting as sole book-running manager in the offering. Wedbush PacGrow Life Sciences and Oppenheimer & Co. are acting as co-managers in the offering.

The shares of common stock described above are being offered by Xencor pursuant to a shelf registration statement filed by Xencor with the Securities and Exchange Commission (“SEC”) that was declared effective on January 23, 2015. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com or by telephone at (800) 808-7525.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Investor Contact:
Xencor, Inc.
John Kuch, Vice President Finance, Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:
Jason I. Spark
Canale Communications for Xencor
619-849-6005
jason@canalecomm.com